CURO Group Holdings Corp. Announces
Third Quarter 2021 Financial Results

Company Owned Gross Loans Receivable Grew 77.4% versus Third Quarter 2020;
Consolidated Revenue Grew 15.0%

Wichita, Kansas--November 1, 2021-CURO Group Holdings Corp. (NYSE: CURO) (“CURO” or the “Company”), a tech-enabled, omni-channel consumer finance company serving a full spectrum of non-prime and prime consumers in the U.S. and Canada, today announced financial results for its third quarter ended September 30, 2021.

“We posted extremely strong loan growth in our Canadian businesses and demand returned as expected in the U.S. during the third quarter driving sequential revenue increases across all three segments,” said Don Gayhardt, CURO’s Chief Executive Officer. “Canada POS Lending balances were up 37% and revenue up 63% sequentially as we started onboarding the significant volume from Flexiti’s 10-year exclusive point-of-sale financing partnership with LFL Group, Canada’s largest home furnishings retailer. Flexiti’s originations were up nearly 2x year-over-year. Canada Direct Lending’s growth trajectory continued with third quarter loans up 34% year-over-year and 8% sequentially. U.S. loans increased by 9% (excluding the Verge Credit runoff portfolio) and revenue by 11% compared to this year's second quarter. On a consolidated basis, third quarter total revenue increased 15.0% and total gross loans receivable increased 77.4% versus the third quarter of 2020.”

“Our consolidated net charge-off rate improved by approximately 240 bps year over year and delinquencies remained at historically low levels. Our customers drove stable and excellent credit quality in the third quarter, which was aided by our newly acquired Flexiti portfolio. On the U.S. front, as loan growth returned, loan loss provisioning began to reflect more normalized levels.”

“This was another successful quarter in our journey to transform CURO into a full-spectrum North American consumer lender while reducing risk and creating value by diversifying our product and channel mix. We recently raised our 2022 and 2023 revenue and earnings growth outlook for Canada and we are investing prudently for post-pandemic loan growth in the U.S.”

“We expect strong revenue and growth trends to continue as we exit 2021 and we execute on our strategic growth initiatives and demand continues to recover from the COVID-19 pandemic. Between our unique collection of businesses in the U.S. and Canada and the strong team we have in place to execute on our identified growth opportunities, we are confident in our ability to both drive revenue and meaningfully scale profitability to create value.”

Consolidated Summary Results - Unaudited

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands, except per share data)	2021	2020	Variance	2021	2020	Variance
Revenue	$ 209,280	$ 182,003	15.0%	$ 593,524	$ 645,318	(8.0)%
Net revenue	138,562	127,253	8.9%	441,496	426,339	3.6%
Company Owned gross loans receivable	882,356	497,442	77.4%	882,356	497,442	77.4%
Unrestricted cash	205,785	207,071	(0.6)%	205,785	207,071	(0.6)%
Net (loss) income	(42,039)	12,881	#	88,213	71,259	23.8%
Adjusted Net Income (1)	6,445	11,326	(43.1)%	53,967	65,772	(17.9)%
Diluted (Loss) Earnings per Share from continuing operations	($ 1.02)	$ 0.31	#	$ 2.03	$ 1.68	20.8%
Adjusted Diluted Earnings per Share from continuing operations (1)(2)	$ 0.15	$ 0.27	(44.4)%	$ 1.24	$ 1.58	(21.5)%
EBITDA (1)	(22,324)	34,800	#	205,923	139,487	47.6%
Adjusted EBITDA (1)	37,623	36,115	4.2%	151,700	153,031	(0.9)%
Weighted Average Shares — diluted	41,220	41,775		43,422	41,660
Adjusted Weighted Average Shares — diluted (2)	43,285	41,775		43,422	41,660
# - Variance greater than 100% or not meaningful
(1) These are non-GAAP metrics. For a reconciliation of each non-GAAP metric to the nearest GAAP metric, see the applicable reconciliations contained under "Results of Operations." For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."
(2) We calculate Adjusted Diluted Earnings per Share utilizing diluted shares outstanding as of September 30, 2021. If we record a loss from continuing operations under U.S. GAAP, shares outstanding utilized to calculate Diluted Earnings per Share from continuing operations are equivalent to basic shares outstanding. Shares outstanding utilized to calculate Adjusted Earnings per Share from continuing operations reflect the number of diluted shares we would have reported if reporting Net income from continuing operations under U.S. GAAP.

We reported Net Loss of $42.0 million ($1.02 diluted loss per share) for the three months ended September 30, 2021, primarily due to the loss on the extinguishment of our former senior notes ("8.25% Senior Secured Notes") refinancing. We reported Adjusted Net Income of $6.4 million ($0.15 adjusted diluted earnings per share) on revenue of $209.3 million for the three months ended September 30, 2021. For the nine months ended September 30, 2021, we reported Net income of $88.2 million ($2.03 diluted earnings per share) and Adjusted Net Income of $54.0 million ($1.24 adjusted diluted earnings per share) on revenue of $593.5 million.

Below are additional highlights of our performance during the three and nine months ended September 30, 2021:
•Loans Receivable
◦Year-over-year growth in Company Owned gross loans receivable and combined gross loans receivable of $384.9 million, or 77.4%, and $388.6 million, or 72.3%, respectively.
◦Canada Direct Lending gross loans receivable grew $98.7 million, or 33.8%, year over year and $29.6 million, or 8.2%, sequentially (described within this release as the change from the second quarter to the third quarter).
◦Canada POS Lending gross loans receivable were $302.3 million. Canada POS Lending was added when we acquired Flexiti in March 2021. Sequentially, Canada POS Lending gross loans receivable grew $80.9 million, or 36.5%, primarily driven by Flexiti's exclusive agreement with Leon's Furniture Limited ("LFL"), Canada's largest home furnishings retailer, which commenced in July 2021, as well the onboarding and ramp up of other merchants.
◦U.S. Company Owned gross loans receivable declined $16.1 million, or 7.8%, year-over-year. Excluding runoff portfolios in California, Virginia and Verge Installment loans, U.S. Company Owned gross loans receivable grew $20.1 million, or 14.5%, compared to the same period in the prior year, and $18.2 million, or 12.9%, sequentially.

•Revenue and Net Revenue
◦For the three months ended September 30, 2021, revenue increased $27.3 million, or 15.0%, year over year. Compared to the second quarter of 2021, revenue increased $21.6 million, or 11.5%, primarily driven by growth of $12.9 million, or 10.8% in the U.S., $4.4 million, or 62.6%, in Canada POS Lending and $4.3 million, or 7.0%, in Canada Direct Lending.
◦For the three months ended September 30, 2021, net revenue increased $11.3 million, or 8.9%, year over year and decreased $4.0 million, or 2.8%, sequentially. Net revenue declined as compared to the second quarter of 2021, due to higher provision for losses as a result of higher net charge-offs ("NCOs") and increased delinquencies associated with our loan growth.
◦For the nine months ended September 30, 2021, revenue decreased $51.8 million, or 8.0%, compared to the prior year, primarily due to the effect of COVID-19 and two rounds of significant U.S. government stimulus that reduced U.S. loan balances.
◦For the nine months ended September 30, 2021, net revenue increased $15.2 million, or 3.6%, year over year as the negative effect on revenue of lower average loan balances was mitigated by significant improvements in credit quality and the effect of changes in loan balances on loan loss provisioning.

•NCOs and Delinquency Metrics
◦Consolidated quarterly NCO rates improved year over year by 240 bps, primarily as a result of the acquisition of Canada POS Lending and loan growth in Canada Direct Lending. Sequentially, consolidated quarterly NCO rates increased 70 bps due to product mix shifts.
◦Quarterly NCO rates for U.S. increased 440 bps both year over year and sequentially, primarily driven by customer and origination channel mix shifts and diminishing COVID-19 Impacts.
◦Quarterly NCO rates for Canada Direct Lending remained stable year over year and improved 20 bps sequentially.
◦Past-due loans increased year over year and sequentially for U.S. and Canada Direct Lending, primarily as a result of government stimulus-related loan repayments in the prior year and first half of 2021.

•Earnings / Loss per Share
◦Diluted Loss per Share from continuing operations was $1.02 for the three months ended September 30, 2021 compared to Diluted Earnings per Share of $0.31 for the three months ended September 30, 2020, primarily due to the loss on our extinguishment of debt from our 8.25% Senior Secured Notes refinancing. Adjusted Diluted Earnings per Share was $0.15 and $0.27 for the three months ended September 30, 2021 and 2020, respectively.
◦Diluted Earnings per Share from continuing operations was $2.03 for the nine months ended September 30, 2021 compared to $1.68 for the nine months ended September 30, 2020, primarily due to the Katapult Holdings Inc. ("Katapult") merger in June 2021. Adjusted Diluted Earnings per Share was $1.24 and $1.58 for the nine months ended September 30, 2021 and 2020, respectively.

•Other Highlights
◦On October 27, 2021, our Board of Directors declared an $0.11 per share dividend payable on November 22, 2021 to stockholders of record as of November 12, 2021.

◦On July 30, 2021, we closed $750.0 million of 7.50% Senior Secured Notes due 2028. The proceeds were used: (i) to redeem our 8.25% Senior Secured Notes due 2025, (ii) to pay related fees, expenses, premiums and accrued interest and (iii) for general corporate purposes. This refinancing extended maturities and increased our borrowing capacity while maintaining related borrowing costs at levels under the $690.0 million 8.25% Senior Secured Notes.
◦We closed and consolidated 49 U.S. stores, representing approximately a quarter of all U.S. stores, during the second and third quarters of 2021 to better align with changing customer trends, preferences for online transactions and certain states' regulatory considerations. The impacted locations generated only 8% of our U.S. store revenue in 2020.
◦Effective July 1, 2021, Flexiti commenced a 10-year agreement to become the exclusive POS financing partner to LFL, which operates over 300 stores in Canada under multiple banners including Leon's and The Brick.
◦Katapult's merger with FinServ Acquisition Corp. ("FinServ") closed on June 9, 2021. We received cash of $146.9 million and recorded a one-time gain of $135.4 million. Our fully diluted ownership of Katapult as of September 30, 2021 was 19.3%, including potential earn-out shares.
◦Under the terms of our $50.0 million share repurchase program announced in April 2021, we purchased 1,355,682 shares for $22.9 million through October 29, 2021.
◦We completed our acquisition of Flexiti on March 10, 2021.

From the second quarter of 2020 through the first half of 2021, we experienced lower customer demand, good credit performance, increased or accelerated repayments and favorable payment trends as customers were aided by government stimulus programs while periodically enduring pandemic lockdowns (collectively "COVID-19 Impacts"). In the third quarter of 2021, our markets were less affected by COVID-19 Impacts, causing positive growth trends in revenue and receivables.

Consolidated Revenue by Product and Segment

The following table summarizes revenue by product, including revenue we earn from operating as a credit services organization ("CSO") by charging a customer a fee for arranging an unrelated third party to make a loan to that customer, which we refer to as "CSO fees", for the period indicated:

	Three Months Ended
	September 30, 2021					September 30, 2020
(in thousands, unaudited)	U.S.	Canada Direct Lending	Canada POS Lending	Total	% of Total	U.S.	Canada Direct Lending	Canada POS Lending	Total	% of Total
Revolving LOC	$ 27,377	$ 40,239	$ 10,646	$ 78,262	37.4%	$ 30,431	$ 28,280	$ —	$ 58,711	32.2%
Installment	101,036	11,331	—	112,367	53.7%	98,946	10,238	—	109,184	60.0%
Ancillary	3,261	14,620	770	18,651	8.9%	3,471	10,637	—	14,108	7.8%
Total revenue	$ 131,674	$ 66,190	$ 11,416	$ 209,280	100.0%	$ 132,848	$ 49,155	$ —	$ 182,003	100.0%

During the three months ended September 30, 2021, total revenue increased $27.3 million, or 15.0%, to $209.3 million, compared to the prior-year period. The year-over-year increase was primarily due to an increase in Canada Direct Lending revenue of $17.0 million, or 34.7%, and $11.4 million of Canada POS Lending revenue. This increase was partially offset by a decrease in U.S. revenue of $1.2 million, or 0.9%, as a result of regulatory changes in California impacting certain Installment products, effective January 1, 2020, and regulatory changes in Virginia impacting Revolving LOC products, effective January 1, 2021. Excluding the impacted California and Virginia loans, total U.S. revenue increased $14.2 million, or 12.9%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020.

Canada POS Lending revenue includes merchant discount revenue ("MDR"), which is recognized over the life of the underlying loan term. On March 10, 2021, we completed the acquisition of Flexiti. For the three months ended September 30, 2021, Canada POS Lending results were impacted by adjustments that reduced revenue by $1.8 million and net revenue by $4.3 million ("acquisition-related adjustments"). The acquisition included a loan portfolio with a fair value of approximately $196.1 million ("Acquired Portfolio"). The fair value discount of $12.5 million was based on estimated future net cash flows and is recognized in net revenue over the expected life of the Acquired Portfolio (approximately 12 months). This amortization resulted in an increase of $2.5 million for both revenue and loan loss provision for the three months ended September 30, 2021. The Acquired Portfolio also included $14.1 million of unearned MDR and annual and administrative fees, which are not amortized to revenue for the Acquired Portfolio because they do not represent future cash flows. For the third quarter of 2021, Canada POS Lending revenue and net revenue were both lower by $4.3 million ("acquisition-related adjustments") compared to what would have been reported if the unearned MDR and fees had been recognized over the expected life of the Acquired Portfolio. See "Reconciliation of Net Income from Continuing Operations and Diluted Earnings per Share to Adjusted Net Income and Adjusted Diluted Earnings per Share" for additional detail. The acquisition-related adjustments related to the unearned MDR annual and administrative fees will decline each quarter, until becoming fully amortized by the end of the first quarter of 2022.

The table below recaps acquisition-related adjustments to Flexiti's revenue and net revenue for the periods indicated:

	Three months ended September 30, 2021				Nine months ended September 30, 2021
(in thousands, unaudited)	Canada POS Lending	Acquisition-related adjustments		Adjusted Canada POS Lending	Canada POS Lending	Acquisition-related adjustments		Adjusted Canada POS Lending
Interest income	$7,409	$(2,523)	(1)	$4,886	$14,414	$(4,115)	(1)	$10,299
Other revenue	4,007	4,278	(2)	8,285	5,640	9,924	(2)	15,564
Total revenue	$11,416	$1,755		$13,171	$20,054	$5,809		$25,863

Provision for losses	8,285	(2,526)	(1)	5,759	12,127	(3,945)	(1)	8,182
Net revenue	$3,131	$4,281		$7,412	$7,927	$9,754		$17,681
(1) Acquisition-related adjustments for interest income and provision for losses relate to the amortization of the fair value discount of the Acquired Portfolio.
(2) Acquisition-related adjustments for other revenue represents the unearned MDR and annual and administrative fees, which were not included in the opening balance sheet as they did not represent future cash flows as of March 10, 2021, and thus, are not amortized to revenue for the Acquired Portfolio. The acquisition-related adjustments related to the unearned MDR and annual and administrative fees will decline each quarter with the Acquired Portfolio and will be fully amortized by the end of the first quarter of 2022.

From a product perspective, Revolving LOC revenue for the three months ended September 30, 2021 increased $19.6 million, or 33.3%, year over year, primarily driven by growth in Canada Direct Lending revenue of $12.0 million, or 42.3%, and Canada POS lending of $10.6 million, partially offset by a decline in U.S. revenue of $3.1 million, or 10.0%. Excluding the effects of the Virginia runoff portfolio, U.S. Revolving LOC revenue increased $3.6 million, or 16.2%, for the three months ended September 30, 2021 compared to the prior-year period.

For the three months ended September 30, 2021, Installment revenue increased $3.2 million, or 2.9%, compared to the prior-year period. Excluding the run-off of California Installment loan portfolios, U.S. Installment revenue increased $10.9 million, or 12.7%.

Ancillary revenue increased $4.5 million, or 32.2%, versus the prior-year period, primarily due to the sale of insurance products to Revolving LOC and Installment loan customers in Canada.

The following table summarizes revenue by product, including CSO fees, for the period indicated:

	Nine Months Ended
	September 30, 2021					September 30, 2020
(in thousands, unaudited)	U.S.	Canada Direct Lending	Canada POS Lending	Total	% of Total	U.S.	Canada Direct Lending	Canada POS Lending	Total	% of Total
Revolving LOC	$ 78,391	$ 112,057	$ 18,585	$ 209,033	35.2%	$ 103,338	$ 83,091	$ —	$ 186,429	28.9%
Installment	297,803	32,319	—	330,122	55.6%	377,158	38,522	—	415,680	64.4%
Ancillary	10,766	42,134	1,469	54,369	9.2%	11,440	31,769	—	43,209	6.7%
Total revenue	$ 386,960	$ 186,510	$ 20,054	$ 593,524	100.0%	$ 491,936	$ 153,382	$ —	$ 645,318	100.0%

For the nine months ended September 30, 2021, total revenue declined $51.8 million, or 8.0%, to $593.5 million, compared to the prior year. Geographically, U.S. revenues declined 21.3%, while Canada Direct Lending revenues increased 21.6% due to the continued popularity and growth of Revolving LOC loans in Canada. Excluding the impacted California and Virginia loans, U.S. revenue decreased 11.5% for the nine months ended September 30, 2021 compared to the prior-year period. For the nine months ended September 30, 2021, Canada POS Lending revenue was $20.1 million, inclusive of acquisition-related adjustments which reduced total revenue by $5.8 million.

As described above, certain acquisition-related adjustments related to the amortization of the fair value discount on acquired loans receivable increased Canada POS Lending revenue and net revenue for the nine months ended September 30, 2021 by $4.1 million and $0.1 million, respectively. For the nine months ended September 30, 2021, Canada POS Lending revenue and net revenue were both lower by $9.9 million compared to what would have been reported if the unearned MDR and fees had been recognized over the expected life of the Acquired Portfolio.

From a product perspective, Revolving LOC revenues increased $22.6 million, or 12.1%, compared to the prior year, primarily due to growth in Canada Direct Lending revenue of $29.0 million, or 34.9%, and Canada POS Lending of $18.6 million, partially offset by declines in U.S. revenue of $24.9 million, or 24.1%. Excluding the impacted Virginia portfolio, U.S. Revolving LOC revenue decreased $3.6 million, or 4.8%, for the nine months ended September 30, 2021 compared to the prior-year period.

For the nine months ended September 30, 2021, Installment revenues decreased $85.6 million, or 20.6%, compared to the prior year. Excluding the effects of the impacted California Installment loan portfolios, Installment revenue decreased 13.6%.

Ancillary revenues increased $11.2 million, or 25.8%, versus the prior year from the sale of insurance products to Revolving LOC and Installment loan customers in Canada.

The following table presents online revenue and online transaction compositions, including CSO fees, of the products and services that we currently offer within the U.S. and Canada Direct Lending segments:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Online revenue as a percentage of consolidated revenue	48.0%	48.8%	48.8%	47.8%
Online transactions as a percentage of consolidated transactions	61.0%	57.2%	60.5%	53.4%

Online revenue as a percentage of consolidated revenue increased during the three and nine months ended September 30, 2021, as a result of our store closures during the second and third quarters of 2021, as well as the continued transition of customers to our online channel.

Consolidated Loans Receivable

The following table reconciles Company Owned gross loans receivable, a GAAP-basis balance sheet measure, to Gross combined loans receivable, a non-GAAP measure(1). Gross combined loans receivable includes loans originated by third-party lenders through CSO programs, which are not included in the Condensed Consolidated Financial Statements but from which we earn revenue by providing a guarantee to the unaffiliated lender.

	As of
(in thousands, unaudited)	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
U.S.
Revolving LOC	$ 51,196	$ 47,277	$ 43,387	$ 55,561	$ 56,727
Installment - Company Owned	137,987	139,234	142,396	167,890	148,569
Canada Direct Lending
Revolving LOC	366,509	337,700	319,307	303,323	265,507
Installment	24,315	23,564	24,385	26,948	26,639
Canada POS Lending
Revolving LOC	302,349	221,453	201,539	—	—
Company Owned gross loans receivable	$ 882,356	$ 769,228	$ 731,014	$ 553,722	$ 497,442
Gross loans receivable Guaranteed by the Company	43,422	37,093	32,439	44,105	39,768
Gross combined loans receivable (1)	$ 925,778	$ 806,321	$ 763,453	$ 597,827	$ 537,210
(1) See "Non-GAAP Financial Measures" at the end of this release for definition and more information.

Gross combined loans receivable increased $388.6 million, or 72.3%, to $925.8 million as of September 30, 2021, from $537.2 million as of September 30, 2020. The increase was driven by Canada Direct Lending growth of $98.7 million, or 33.8%, and Canada POS Lending gross loans receivables, as a result of our acquisition of Flexiti in March 2021, of $302.3 million. Excluding Canada POS Lending loan balances, gross combined loans receivable increased $86.2 million, or 16.0% year over year. U.S. gross combined loans receivable declined $12.5 million, or 5.1%, due to (i) COVID-19 Impacts, (ii) the runoff of California Installment and Virginia Revolving LOC loans as a result of regulatory impacts, and (iii) additional government stimulus in the first half of 2021. Excluding the California and Virginia runoff portfolios, U.S. gross combined loans receivable grew 14.9%.

Sequentially, gross combined loans receivable increased $119.5 million, or 14.8%, as consumer demand increased. Geographically, U.S. and Canada grew sequentially by 4.0% and 19.0%, respectively, primarily driven by Canada POS Lending growth of $80.9 million, or 36.5%, and Canada Direct Lending Revolving LOC growth of $28.8 million, or 8.5%. Gross combined loans receivable performance by product is described further in the following sections.

Results of Consolidated Operations
Condensed Consolidated Statements of Operations

(in thousands, unaudited)	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	Change $	Change %	2021	2020	Change $	Change %
Revenue	$ 209,280	$ 182,003	$ 27,277	15.0%	$ 593,524	$ 645,318	($ 51,794)	(8.0)%
Provision for losses	70,718	54,750	15,968	29.2%	152,028	218,979	(66,951)	(30.6)%
Net revenue	138,562	127,253	11,309	8.9%	441,496	426,339	15,157	3.6%
Advertising	9,697	14,425	(4,728)	(32.8)%	24,824	32,394	(7,570)	(23.4)%
Non-advertising costs of providing services	54,941	49,258	5,683	11.5%	156,085	154,177	1,908	1.2%
Total cost of providing services	64,638	63,683	955	1.5%	180,909	186,571	(5,662)	(3.0)%
Gross margin	73,924	63,570	10,354	16.3%	260,587	239,768	20,819	8.7%
Operating expense (income)
Corporate, district and other expenses	61,745	36,658	25,087	68.4%	170,206	116,246	53,960	46.4%
Interest expense	25,805	18,383	7,422	40.4%	68,784	54,018	14,766	27.3%
Loss (income) from equity method investment	1,582	(3,530)	5,112	#	(676)	(2,653)	1,977	(74.5)%
Gain from equity method investment	—	—	—	#	(135,387)	—	(135,387)	#
Total operating expense	89,132	51,511	37,621	73.0%	102,927	167,611	(64,684)	(38.6)%
Other expense
Loss on extinguishment of debt	40,206	—	40,206	#	40,206	—	40,206	#
Total other expense	40,206	—	40,206	#	40,206	—	40,206	#
(Loss) income from continuing operations before income taxes	(55,414)	12,059	(67,473)	#	117,454	72,157	45,297	62.8%
(Benefit) provision for income taxes	(13,375)	(822)	(12,553)	#	29,241	2,183	27,058	#
Net (loss) income from continuing operations	(42,039)	12,881	(54,920)	#	88,213	69,974	18,239	26.1%
Net income from discontinued operations, net of tax	—	—	—	#	—	1,285	(1,285)	#
Net (loss) income	($ 42,039)	$ 12,881	($ 54,920)	#	$ 88,213	$ 71,259	$ 16,954	23.8%
# - Variance greater than 100% or not meaningful

Reconciliation of Net (Loss) Income from Continuing Operations and Diluted Earnings per Share to Adjusted Net Income and Adjusted Diluted Earnings per Share, non-GAAP measures

(in thousands, except per share data, unaudited)	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	Change $	Change %	2021	2020	Change $	Change %
Net (loss) income from continuing operations	($ 42,039)	$ 12,881	($ 54,920)	#	$ 88,213	$ 69,974	$ 18,239	26.1%
Adjustments:
Restructuring costs (1)	5,651	—			11,414	—
Legal and other costs (2)	370	1,029			370	2,779
Loss (income) from equity method investment (3)	1,582	(3,530)			(676)	(2,653)
Gain from equity method investment (4)	—	—			(135,387)	—
Transaction costs (5)	141	386			6,482	723
Acquisition-related adjustments (6)	4,292	—			9,787	—
Change in fair value of contingent consideration (7)	3,825	—			3,825	—
Loss on extinguishment of debt (8)	42,262	—			42,262	—
Share-based compensation (9)	3,998	3,392			10,148	9,896
Intangible asset amortization (10)	1,774	750			4,471	2,246
Canada GST adjustment (11)	—	—			—	2,160
Income tax valuations (12)	—	—			—	(3,472)
Impact of tax law changes (13)	—	(2,137)			—	(11,251)
Cumulative tax effect of adjustments (14)	(15,411)	(1,445)			13,058	(4,630)
Adjusted Net Income	$ 6,445	$ 11,326	($ 4,881)	(43.1)%	$ 53,967	$ 65,772	($ 11,805)	(17.9)%

Net (loss) income from continuing operations	($ 42,039)	$ 12,881			$ 88,213	$ 69,974
Diluted Weighted Average Shares Outstanding	41,220	41,775			43,422	41,660
Adjusted Diluted Average Shares Outstanding	43,285	41,775			43,422	41,660
Diluted (Loss) Earnings per Share from continuing operations	($ 1.02)	$ 0.31	($ 1.33)	#	$ 2.03	$ 1.68	$ 0.35	20.8%
Per Share impact of adjustments to Net (loss) income from continuing operations	1.17	(0.04)			(0.79)	(0.10)
Adjusted Diluted Earnings per Share	$ 0.15	$ 0.27	($ 0.12)	(44.4)%	$ 1.24	$ 1.58	($ 0.34)	(21.5)%
Note: Footnotes follow Reconciliation of Net income table on the next page

Reconciliation of Net Income from Continuing Operations to EBITDA and Adjusted EBITDA, Non-GAAP Measures

	Three Months Ended September 30,				Nine Months Ended September 30,
(in thousands, unaudited)	2021	2020	Change $	Change %	2021	2020	Change $	Change %
Net (loss) income from continuing operations	($ 42,039)	$ 12,881	($ 54,920)	#	$ 88,213	$ 69,974	$ 18,239	26.1%
(Benefit) provision for income taxes	(13,375)	(822)	(12,553)	#	29,241	2,183	27,058	#
Interest expense	25,805	18,383	7,422	40.4%	68,784	54,018	14,766	27.3%
Depreciation and amortization	7,285	4,358	2,927	67.2%	19,685	13,312	6,373	47.9%
EBITDA	(22,324)	34,800	(57,124)	#	205,923	139,487	66,436	47.6%
Restructuring costs (1)	5,651	—			11,414	—
Legal and other costs (2)	370	1,029			370	2,779
Loss (income) from equity method investment (3)	1,582	(3,530)			(676)	(2,653)
Gain from equity method investment (4)	—	—			(135,387)	—
Transaction costs (5)	141	386			6,482	723
Acquisition-related adjustments (6)	4,292	—			9,787	—
Change in fair value of contingent consideration (7)	3,825	—			3,825	—
Loss on extinguishment of debt (8)	40,206	—			40,206	—
Share-based compensation (9)	3,998	3,392			10,148	9,896
Canada GST adjustment (11)	—	—			—	2,160
Other adjustments (15)	(118)	38			(392)	639
Adjusted EBITDA	$ 37,623	$ 36,115	$ 1,508	4.2%	$ 151,700	$ 153,031	($ 1,331)	(0.9)%
Adjusted EBITDA Margin	18.0%	19.8%			25.6%	23.7%
# - Change greater than 100% or not meaningful

(1)	Restructuring costs for the three and nine months ended September 30, 2021 resulted from U.S. store closures and consisted of (i) severance costs for store employees, (ii) lease termination costs, and (iii) accelerated depreciation, partially offset by the net write-off of right-of-use ("ROU") assets and lease liabilities.
(2)
Legal and other costs for the three and nine months ended September 30, 2021 included costs related to certain legal matters.

Legal and other costs for the three and nine months ended September 30, 2020 included (i) settlement costs related to certain legal matters (ii) costs for certain securities litigation and related matters and (iii) severance costs for certain corporate employees separate from restructuring costs.

(3)	The amount reported is our share of Katapult's U.S. GAAP net (income) loss, recognized on a one quarter lag.
(4)
During the nine months ended September 30, 2021, we recorded an additional gain on our investment in Katapult of $135.4 million. The gain represents cash we received, net of the basis of our investment in Katapult, upon the completion of the business combination between Katapult and FinServ. Refer to "Katapult Update for the Three and Nine Months Ended September 30, 2021 and 2020" below for additional details.

(5)
Transaction costs for the nine months ended September 30, 2021 relate to Katapult and FinServ business combination and the Flexiti acquisition.

Transaction costs for the nine months ended September 30, 2020 relate to the acquisition of Ad Astra and legal and advisory costs related to the Flexiti acquisition.

(6)	During the nine months ended September 30, 2021, $9.8 million of acquisition-related adjustments relate to the acquired Flexiti loan portfolio as of March 10, 2021. Refer to "Consolidated Revenue by Product and Segment" for additional details.
(7)	In connection with our acquisition of Flexiti, we recorded a $3.8 million adjustment related to the fair value of the contingent consideration for the three and nine months ended September 30, 2021.
(8)	On July 30, 2021, we entered into new 7.50% Senior Secured Notes due 2028, which were used on August 12, 2021 to extinguish the 8.25% Senior Secured Notes due 2025. During the three and nine months ended September 30, 2021, $40.2 million from the loss on the extinguishment of debt in determining Adjusted EBITDA was due to the early redemption of the 8.25% Senior Secured Notes due 2025. An additional $2.1 million of interest was incurred for the three and nine months ended September 30, 2021 in determining Adjusted Net income, which represents interest on the 8.25% Senior Secured Notes due 2025 for the period between July 30, 2021 and August 12, 2021. This is the period during which the 8.25% Senior Secured Notes and 7.50% Senior Secured Notes were outstanding.
(9)	The estimated fair value of share-based awards was recognized as non-cash compensation expense on a straight-line basis over the vesting period.
(10)	Intangible asset amortization primarily included amortization of identifiable intangible assets established in connection with the acquisition of Flexiti.
(11)
We received a Notice of Adjustment from Canadian tax authority auditors in the second quarter 2020 related to the treatment of certain expenses in prior years for purposes of calculating the Goods and Services Tax ("GST") due.

(12)
During the nine months ended September 30, 2020, a Texas court ruling related to the apportionment of income to the state for an unrelated company resulted in a change in estimate regarding the realization of a tax benefit previously taken. Accordingly, we recorded a $1.1 million liability for our estimated exposure related to this position, which was settled in April 2021. Also in the nine months ended September 30, 2020, we released a $4.6 million valuation allowance related to Net Operating Losses ("NOLs") for certain entities in Canada.

(13)	On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act ("CARES Act") was enacted by the U.S. Federal government in response to the COVID-19 pandemic. The CARES Act, among other things, allows NOLs incurred in 2018, 2019 and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. For the nine months ended September 30, 2020, we recorded an income tax benefit of $11.3 million related to the carryback of NOL from tax years 2018 and 2019.
(14)	Cumulative tax effect of adjustments included in Reconciliation of Net income from continuing operations Adjusted Net Income table is calculated using the estimated incremental tax rate by country.
(15)	Other adjustments primarily reflect the intercompany foreign-currency exchange impact.

For the Three Months Ended September 30, 2021 and 2020

Revenue and Net Revenue
For a discussion of revenue, see "Consolidated Revenue by Product and Segment" above.

Provision for losses increased by $16.0 million, or 29.2%, for the three months ended September 30, 2021 compared to the prior-year period. The increase in provision for loan losses was due to (i) changes in loan balances and (ii) higher NCO and past-due rates as COVID-19 Impacts lessened compared to the same period in the prior year. Refer to "Loan Volume and Portfolio Performance Analysis" and "Segment Analysis" sections below for additional details.

Cost of Providing Services

Advertising costs decreased $4.7 million, or 32.8%. The prior-year period included costs for Verge Installment loans which have since been suspended, as described further in "Segment Analysis" below.

Non-advertising costs of providing services increased $5.7 million, or 11.5%, to $54.9 million in the three months ended September 30, 2021, compared to $49.3 million in the three months ended September 30, 2020. The increase was due to (i) higher collection and financial services fees, (ii) the timing and level of performance-based variable compensation and (iii) store closure and severance costs, as described above in "Reconciliation of Net Income from Continuing Operations to EBITDA and Adjusted EBITDA." These increases were partially offset by cost savings from our store closures in the second and third quarters of 2021.

Corporate, District and Other Expenses

Corporate, district and other expenses were $61.7 million for the three months ended September 30, 2021, an increase of $25.1 million, or 68.4%, compared to the three months ended September 30, 2020. The year-over-year increase was primarily due to (i) $15.7 million of Flexiti operating expenses incurred in 2021, following our acquisition of that company during the first quarter of 2021, (ii) the timing and extent of performance-based variable compensation, for which the underlying plans were cancelled in 2020 due to COVID-19 Impacts, and (iii) higher professional fees related to strategic initiatives. Refer to the "Segment Analysis" sections below for further details.

Interest Expense

Interest expense for the three months ended September 30, 2021 increased $7.4 million, or 40.4%, primarily related to interest on debt acquired with the acquisition of Flexiti and higher year-over-year borrowings on our Non-Recourse U.S. SPV Facility. An additional $2.1 million of interest was incurred for the three months ended September 30, 2021, which represents interest on the 8.25% Senior Secured Notes for the period between July 30, 2021 and August 12, 2021. This is the period during which the 8.25% Senior Secured Notes and 7.50% Senior Secured Notes were outstanding.

Equity Method Investment

Refer to the "Katapult Update for the Three and Nine Months Ended September 30, 2021 and 2020" below for details.

Loss on Extinguishment of Debt

Loss on extinguishment of debt for the three months ended September 30, 2021 was due to the early redemption of the 8.25% Senior Secured Notes.

Provision for Income Taxes

The effective income tax rate for the three months ended September 30, 2021 was 24.1%. The effective income tax rate was lower than the blended federal and state/provincial statutory rate of approximately 26%, primarily as a result of proportionally more losses in lower-tax rate jurisdictions, driven by the loss on extinguishment of debt of $40.2 million. In addition, we recorded an income tax benefit of $0.9 million from the recognition of a research and development tax credit. This benefit was offset by a nondeductible expense item related to the change in fair value of contingent consideration. The effective income tax rate of adjusted tax expense included in Adjusted Net Income for the three months ended September 30, 2021 was 24.0%.

For the Nine Months Ended September 30, 2021 and 2020

Revenue and Net Revenue

For a discussion of revenue, see "Consolidated Revenue by Product and Segment" above.

Provision for losses decreased by $67.0 million, or 30.6%, for the nine months ended September 30, 2021 compared to the prior year. The decrease in provision for loan losses was primarily a result of (i) favorable adjustments to allowance coverage from continued improved credit quality, and (ii) sustained NCO rates. Refer to "Loan Volume and Portfolio Performance Analysis" and "Segment Analysis" sections below for additional details.

Cost of Providing Services

Advertising costs decreased $7.6 million, or 23.4%, year over year, due to (i) the runoff of Verge Installment products and (ii) COVID-19 Impacts as the full effect of COVID-19 did not impact our advertising expenses until the second quarter of 2020.

Non-advertising costs of providing services decreased $1.9 million, or 1.2%, to $156.1 million in the nine months ended September 30, 2021, compared to $154.2 million in the nine months ended September 30, 2020. The decrease was primarily driven by (i) lower collection costs resulting from stimulus-related pay-downs and (ii) lower variable costs as a result of lower demand in the U.S., partially offset by (i) store closure costs, as described above, and (ii) the timing and level of performance-based variable compensation.

Corporate, District and Other Expenses

Corporate, district and other expenses were $170.2 million for the nine months ended September 30, 2021, an increase of $54.0 million, or 46.4%, compared to the nine months ended September 30, 2020. The year-over-year increase was primarily due to (i) $28.2 million of Flexiti operating expense during the nine months ended September 30, 2021, (ii) $6.5 million of transaction costs related to the merger of Katapult and FinServ and the acquisition of Flexiti as described above in "Reconciliation of Net Income from Continuing Operations to EBITDA and Adjusted EBITDA," (iii) $5.7 million of costs related to our store closures and (iv) the timing and extent of performance-based variable compensation. Refer to the "Segment Analysis" sections below for further details.

Interest Expense

Interest expense for the nine months ended September 30, 2021 increased $14.8 million, or 27.3%, primarily related to interest on debt acquired as part of the acquisition of Flexiti and higher year-over-year borrowings on our Non-Recourse U.S. SPV Facility. An additional $2.1 million of interest was incurred for nine months ended September 30, 2021, which represents interest on the 8.25% Senior Secured Notes for the period between July 30, 2021 and August 12, 2021. This is the period during which the 8.25% Senior Secured Notes and 7.50% Senior Secured Notes were outstanding.

Equity Method Investment

Refer to the "Katapult Update for the Three and Nine Months Ended September 30, 2021 and 2020" below for details.

Loss on Extinguishment of Debt

Loss on extinguishment of debt for the nine months ended September 30, 2021 was due to the redemption of the 8.25% Senior Secured Notes.

Provision for Income Taxes

The effective income tax rate for the nine months ended September 30, 2021 was 24.9%. The effective income tax rate was lower than the blended federal and state/provincial statutory rate of approximately 26%, primarily as a result of proportionally more net income in lower-tax rate jurisdictions, driven by the gain on the Katapult transaction of $146.9 million in the second quarter of 2021 and the loss on extinguishment of debt of $40.2 million in the third quarter of 2021.

Additionally, the effective tax rate also includes the release of a valuation allowance of $0.4 million due to our share of Katapult's income, tax benefits related to share-based compensation of $0.2 million, $1.3 million tax expense related to the non-deductible transaction costs and the change in fair value of contingent consideration, $0.3 million tax expense of additional Texas accrual for 2020 due to the settlement of 2013 to 2019 Texas returns, and a tax benefit of $0.9 million for the recognition of research and development tax credit.

The effective income tax rate of adjusted tax expense included in Adjusted Net Income for the nine months ended September 30, 2021 was 23.1%.

Katapult Update for the Three and Nine Months Ended September 30, 2021 and 2020

We account for our investment in Katapult using the equity method of accounting. The investment is included in "Investments in Katapult" on the unaudited Condensed Consolidated Balance Sheet. Our share of Katapult's loss was $1.6 million and of its earnings $0.7 million for the three months and nine months ended September 30, 2021, respectively. We recognize our share of Katapult’s earnings or loss on a one-quarter lag.

The Katapult and FinServ merger closed in June 2021. As part of the merger, we received cash consideration of $146.9 million and retained ownership through shares after the merger. As of September 30, 2021, our total cash investment in Katapult is $27.5 million. As of September 30, 2021, we maintain a 19.3% fully diluted ownership in the newly formed public company.

Segment Analysis

Beginning in the first quarter of 2021, when we acquired Flexiti, we report financial results for three reportable segments: U.S., Canada Direct Lending and Canada POS Lending. Following is a summary of portfolio performance and results of operations for the segment and period indicated (all periods unaudited except for Q4 2020).

U.S. Portfolio Performance

(in thousands, except percentages)	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
Gross combined loans receivable (1)
Revolving LOC	$ 51,196	$ 47,277	$ 43,387	$ 55,561	$ 56,727
Installment loans - Company Owned	137,987	139,234	142,396	167,890	148,569
Total U.S. Company Owned gross loans receivable	189,183	186,511	185,783	223,451	205,296
Installment loans - Guaranteed by the Company (2)	43,422	37,093	32,439	44,105	39,768
Total U.S. gross combined loans receivable (1)	$ 232,605	$ 223,604	$ 218,222	$ 267,556	$ 245,064

Lending Revenue:
Revolving LOC	$ 27,377	$ 24,091	$ 26,923	$ 31,111	$ 30,431
Installment loans - Company Owned	57,659	55,918	64,516	68,927	62,215
Installment loans - Guaranteed by the Company (2)	43,377	34,908	41,425	42,972	36,731
Total U.S. lending revenue	$ 128,413	$ 114,917	$ 132,864	$ 143,010	$ 129,377

Lending Provision:

(in thousands, except percentages)	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
Revolving LOC	$ 8,140	$ 6,621	$ 5,039	$ 11,583	$ 11,904
Installment loans - Company Owned	16,792	14,048	11,159	24,629	16,259
Installment loans - Guaranteed by the Company (2)	23,146	12,583	9,648	22,621	14,936
Total U.S. lending provision	$ 48,078	$ 33,252	$ 25,846	$ 58,833	$ 43,099

Lending Net Revenue
Revolving LOC	$ 19,237	$ 17,470	$ 21,884	$ 19,528	$ 18,527
Installment loans - Company Owned	40,867	41,870	53,357	44,298	45,956
Installment loans - Guaranteed by the Company (2)	20,231	22,325	31,777	20,351	21,795
Total U.S. lending net revenue	$ 80,335	$ 81,665	$ 107,018	$ 84,177	$ 86,278

NCOs
Revolving LOC	$ 8,329	$ 7,271	$ 9,904	$ 12,500	$ 10,595
Installment loans - Company Owned	19,548	18,617	17,313	19,620	16,758
Installment loans - Guaranteed by the Company (2)	21,404	12,044	12,150	21,590	13,902
Total U.S. NCOs	$ 49,281	$ 37,932	$ 39,367	$ 53,710	$ 41,255

NCO rate (3)
Revolving LOC	16.9%	16.0%	20.0%	22.3%	19.3%
Installment loans - Company Owned	14.1%	13.2%	11.2%	12.4%	11.4%
Total U.S. Company Owned NCO rate	14.8%	13.9%	13.3%	15.0%	13.5%
Installment loans - Guaranteed by the Company (2)	53.2%	34.6%	31.7%	51.5%	37.6%
Total U.S. NCO rate	21.6%	17.2%	16.2%	21.0%	17.2%

Allowance for loan losses ("ALL") and CSO Liability for Losses (4)
Revolving LOC	$ 13,480	$ 13,669	$ 14,319	$ 19,185	$ 20,101
Installment loans - Company Owned	18,491	21,246	25,815	31,971	26,961
Installment loans - Guaranteed by the Company (2)	7,007	5,265	4,727	7,228	6,198
Total U.S. ALL and CSO Liability for Losses	$ 38,978	$ 40,180	$ 44,861	$ 58,384	$ 53,260

ALL and CSO Liability for Losses rate (5)
Revolving LOC	26.3%	28.9%	33.0%	34.5%	35.4%
Installment loans - Company Owned	13.4%	15.3%	18.1%	19.0%	18.1%
Total U.S. Company Owned ALL rate	16.9%	18.7%	21.6%	22.9%	22.9%
Installment loans - Guaranteed by the Company (2)	16.1%	14.2%	14.6%	16.4%	15.6%
Total ALL and CSO Liability for Losses rate	16.8%	18.0%	20.6%	21.8%	21.7%

Past-due rate (5)
Revolving LOC	30.5%	26.6%	26.3%	30.7%	27.9%
Installment loans - Company Owned	20.1%	18.7%	18.0%	19.0%	16.6%
Total U.S. Company Owned past-due rate	22.9%	20.7%	19.9%	21.9%	19.8%

Installment loans - Guaranteed by the Company (2)	19.8%	17.4%	12.8%	14.1%	15.4%

(1) Non-GAAP measure. For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."
(2) Includes loans originated by third-party lenders through CSO programs. Installment gross loans receivable Guaranteed by the Company are not included in the Condensed Consolidated Financial Statements.
(3) We calculate NCO rate as total NCOs divided by Average gross loans receivables.
(4) We report ALL as a contra-asset reducing gross loans receivable and the CSO Liability for Losses as a liability on the Condensed Consolidated Balance Sheets.

(in thousands, except percentages)	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
(5) We calculate (i) ALL and CSO Liability for losses rate and (ii) past-due rate as the respective totals divided by gross loans receivable at each respective quarter end.

U.S. Net Revenue

U.S. revenues decreased by $1.2 million, or 0.9%, to $131.7 million, compared to the prior-year period for the three months ended September 30, 2021, primarily as a result of the COVID-19 Impacts on gross combined loans receivable and the runoff of California Installment and Virginia Revolving LOC loans due to regulatory changes. See the loan performance discussions below for further details. Excluding the impacted California and Virginia loan portfolios, U.S. revenues increased $14.2 million, or 12.9%.

The provision for losses increased $4.9 million, or 11.4%, year over year, primarily as a result of relative sequential change in loan balances and higher NCO and past-due rates as COVID-19 Impacts lessen compared to the same period in the prior year. U.S. past-due rates, including loans Guaranteed by the Company, increased by 325 bps, or 17.2%, year over year, and 215 bps, or 10.6%, sequentially. For the three months ended September 30, 2021, U.S. NCO rate increased 440 bps, or 25.4%, year over year, and increased 440 bps, or 25.8%, sequentially.

U.S. Revolving LOC loan performance

U.S. Revolving LOC loan balances as of September 30, 2021 decreased $5.5 million, or 9.8%, compared to the prior year, resulting in a related revenue decrease of $3.1 million, or 10.0%, primarily due to the runoff of Virginia Revolving LOC loans. Excluding the impacted Virginia loans, U.S. Revolving LOC gross loans receivable increased $6.1 million, or 14.5%, year over year, and related revenue increased $3.6 million, or 16.2%. Sequentially, U.S. Revolving LOC loan balances increased $3.9 million, or 8.3%. The Revolving LOC allowance coverage decreased year over year from 35.4% to 26.3% for the three months ended September 30, 2021. The decrease was due to a decline in troubled debt restructuring ("TDR") loans as a percentage of total gross loans receivable and sustained favorable NCO trends during the first nine months of 2021. For the three months ended September 30, 2021, NCO rates improved from 19.3% to 16.9% year over year.

U.S. Installment loan performance - Company Owned

U.S. Installment loan balances as of September 30, 2021 decreased $10.6 million, or 7.1%, and revenue decreased $4.6 million, or 7.3%, compared to the prior year, primarily due to COVID-19 Impacts and regulatory changes in California, effective January 1, 2020. Excluding the run-off of California loans, U.S. Installment loans increased $18.0 million, or 17.2%, year over year, and related revenue increased $4.2 million, or 8.7%. The Installment loans allowance coverage decreased from 18.1% in the prior year to 13.4% as of September 30, 2021, largely due to sustained favorable trends in NCOs. Sequentially, allowance coverage decreased from 15.3% to 13.4%.

We launched Verge installment loans originated by Stride Bank in the fourth quarter of 2019 and executed pilot programs in several states. After testing various offers, rates, terms and approval criteria, Stride informed us in the first quarter of 2021 that it planed to focus on near-prime loans as they represented a larger addressable market and offered greater opportunity to scale. As a result, Stride discontinued new Verge Credit loans in April 2021. Verge loan balances totaled $11.5 million as of September 30, 2021. We expect an orderly run-off of these balances over approximately the next 18 months.

U.S. Installment loan performance - Guaranteed by the Company

U.S. Installment loans Guaranteed by the Company increased $3.7 million, or 9.2%, year over year and increased $6.3 million, or 17.1%, sequentially. The CSO liability for losses rate increased from 15.6% to 16.1% year over year due to continued higher NCO and past-due rates as government stimulus payments runoff. Sequentially, the CSO liability for losses coverage increased from 14.2% to 16.1% for the three months ended September 30, 2021. For the three months ended September 30, 2021, the NCO rate for U.S. Installment loans Guaranteed by the Company increased 1,550 bps, or 41.2%, year over year, and increased 1,850 bps, or 53.5%, sequentially. The increase in NCO rates for both periods is primarily due to loan growth, and within this growth a shift to more new borrowers versus seasoned borrowers and more online originations versus store-based, both of which carry higher risk in their early stages.

Following is a summary of results of operations for the U.S. segment for the periods indicated.

U.S. Results of Operations

	Three Months Ended September 30,				Nine Months Ended September 30,
(dollars in thousands, unaudited)	2021	2020	Change $	Change %	2021	2020	Change $	Change %
Revenue	$ 131,674	$ 132,848	($ 1,174)	(0.9)%	$ 386,960	$ 491,936	($ 104,976)	(21.3)%
Provision for losses	48,430	43,485	4,945	11.4%	108,108	171,056	(62,948)	(36.8)%
Net revenue	83,244	89,363	(6,119)	(6.8)%	278,852	320,880	(42,028)	(13.1)%
Advertising	8,297	13,405	(5,108)	(38.1)%	21,527	29,619	(8,092)	(27.3)%
Non-advertising costs of providing services	35,719	32,574	3,145	9.7%	99,711	103,477	(3,766)	(3.6)%
Total cost of providing services	44,016	45,979	(1,963)	(4.3)%	121,238	133,096	(11,858)	(8.9)%
Gross margin	39,228	43,384	(4,156)	(9.6)%	157,614	187,784	(30,170)	(16.1)%
Corporate, district and other expenses	40,058	31,503	8,555	27.2%	124,385	98,784	25,601	25.9%
Interest expense	19,481	16,107	3,374	20.9%	53,177	47,066	6,111	13.0%
Loss (income) from equity method investment	1,582	(3,530)	5,112	#	(676)	(2,653)	1,977	(74.5)%
Gain from equity method investment	—	—	—	#	(135,387)	—	(135,387)	#
Total operating expense	61,121	44,080	17,041	38.7%	41,499	143,197	(101,698)	(71.0)%
Loss on extinguishment of debt	40,206	—	40,206	#	40,206	—	40,206	#
Total other expense	40,206	—	40,206	#	40,206	—	40,206	#
Segment operating (loss) income	(62,099)	(696)	(61,403)	#	75,909	44,587	31,322	70.2%
Interest expense	19,481	16,107	3,374	20.9%	53,177	47,066	6,111	13.0%
Depreciation and amortization	3,020	3,228	(208)	(6.4)%	9,154	9,914	(760)	(7.7)%
EBITDA (1)	(39,598)	18,639	(58,237)	#	138,240	101,567	36,673	36.1%
Restructuring costs	5,651	—	5,651		11,414	—	11,414
Legal and other costs	370	1,029	(659)		370	2,779	(2,409)
Loss (income) from equity method investment	1,582	(3,530)	5,112		(676)	(2,653)	1,977
Gain from equity method investment	—	—	—		(135,387)	—	(135,387)
Transaction costs	141	386	(245)		6,482	723	5,759
Loss on extinguishment of debt	40,206	—	40,206		40,206	—	40,206
Share-based compensation	3,998	3,392	606		10,148	9,896	252
Other adjustments	(195)	(105)	(90)		(600)	59	(659)
Adjusted EBITDA (1)	$ 12,155	$ 19,811	($ 7,656)	(38.6)%	$ 70,197	$ 112,371	($ 42,174)	(37.5)%
# - Variance greater than 100% or not meaningful.
(1) These are non-GAAP metrics. For a description of each non-GAAP addback, see the applicable reconciliations contained under "Results of Consolidated Operations." For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."

U.S. Segment Results - For the Three Months Ended September 30, 2021 and 2020

For a discussion of revenue, provision for losses and related gross combined loans receivables for the three months ended September 30, 2021 and 2020, see "U.S. Portfolio Performance," above.

Advertising costs for the three months ended September 30, 2021 were $8.3 million, a decrease of $5.1 million, or 38.1%, compared to $13.4 million for the three months ended September 30, 2020, primarily due to the runoff of Verge Installment loans, as previously described.

Non-advertising costs of providing services for the three months ended September 30, 2021 were $35.7 million, an increase of $3.1 million, or 9.7%, compared to $32.6 million for the three months ended September 30, 2020, primarily due to severance costs related to store closures, as further described below.

Corporate, district and other expenses were $40.1 million for the three months ended September 30, 2021, an increase of $8.6 million, or 27.2%, compared to the prior-year period. The year-over-year increase was primarily due to (i) personnel investments in our technology and operation teams, (ii) higher discretionary variable compensation, and (iii) increased professional fees related to strategic initiatives.

As previously announced, we closed 49 U.S. stores, 30 of which occurred in the third quarter, in response to evolving customer channel preferences that were accelerated by the impacts of COVID-19. The store closures represented nearly 25% of our U.S. stores and, other than Illinois, which were closed earlier in the year due to regulatory changes, reflect strategic consolidation of locations in dense local markets. The impacted locations generated only 8% of our U.S. store revenue in 2020. As our omni-channel platform allows customers to transition seamlessly online, to an adjacent store or to contact centers, this consolidation reduces annual operating costs by approximately $20 million while maximizing the likelihood of retaining a large percentage of customers that had utilized the impacted stores.

As a result of the store closures, we incurred $5.7 million of closure-related charges during the three months ended September 30, 2021 and $11.4 million during the nine months ended September 30, 2021. These costs consisted of (i) severance and employee costs, (ii) lease termination costs and (iii) net accelerated depreciation and write-off of ROU assets and liabilities. As of September 30, 2021, we operated 160 stores in the U.S. and 201 stores in Canada.

U.S. interest expense for the three months ended September 30, 2021 increased $3.4 million, or 20.9%, related to higher year-over-year borrowings on our Non-Recourse U.S. SPV Facility. An additional $2.1 million of interest was incurred for the three months ended September 30, 2021, which represents interest on the 8.25% Senior Secured Notes for the period between July 30, 2021 and August 12, 2021. This is the period during which the 8.25% Senior Secured Notes and 7.50% Senior Secured Notes were outstanding.

As previously described, we recognize our share of Katapult’s income or loss on a one-quarter lag. We recorded a loss of $1.6 million for the three months ended September 30, 2021.

Loss on extinguishment of debt of $40.2 million for the three months ended September 30, 2021 was due to the redemption of the 8.25% Senior Secured Notes due 2025.

U.S. Segment Results - For the Nine Months Ended September 30, 2021 and 2020

U.S. revenues decreased $105.0 million, or 21.3%, compared to the prior-year period for the nine months ended September 30, 2021 as a result of decreases in combined gross loans receivable from COVID-19 Impacts and the continued run-off of California Installment and Virginia Revolving LOC loans due to regulatory changes. Excluding the impact of California Installment and Virginia Revolving LOC loan runoff, U.S. revenues decreased $46.9 million, or 11.5%.

The provision for losses decreased $62.9 million, or 36.8%, for the nine months ended September 30, 2021, compared to the prior-year period, primarily as a result of (i) favorable adjustments to allowance coverage from continued improved credit quality, and (ii) sustained lower NCO rates.

Advertising costs were $21.5 million for the nine months ended September 30, 2021, a decrease of $8.1 million, or 27.3%, compared to the prior-year period due to (i) the runoff of Verge Installment products and (ii) COVID-19 Impacts as the full effect of COVID-19 did not impact our advertising spend until the second quarter of 2020.

Non-advertising costs of providing services for the nine months ended September 30, 2021 were $99.7 million, a decrease of $3.8 million, or 3.6%, compared to $103.5 million for the nine months ended September 30, 2020. The decrease was primarily driven by lower collection costs resulting from stimulus-related pay-downs and lower variable costs as a result of store closures. The decreases were partially offset by higher performance-based variable compensation and certain store closure costs as previously described.

Corporate, district and other expenses were $124.4 million for the nine months ended September 30, 2021, an increase of $25.6 million, or 25.9%, compared to the nine months ended September 30, 2020. The increase was primarily due to (i) the timing and level of performance-based variable compensation, (ii) additional costs related to our technology and operations personnel and (iii) certain costs related to our store closures as discussed above.

U.S. interest expense for the nine months ended September 30, 2021 increased $6.1 million, or 13.0%, primarily related to higher year-over-year borrowings on our Non-Recourse U.S. SPV Facility. An additional $2.1 million of interest was incurred for the three months ended September 30, 2021, which represents interest on the 8.25% Senior Secured Notes for the period between July 30, 2021 and August 12, 2021. This is the period during which the 8.25% Senior Secured Notes and 7.50% Senior Secured Notes were outstanding.

As previously described, we recognize our share of Katapult’s income or loss on a one-quarter lag and recorded income of $0.7 million for the nine months ended September 30, 2021. As a result of the merger between Katapult and FinServ, which closed during the second quarter of 2021, we recorded an additional gain of $135.4 million during the nine months ended September 30, 2021, which represents cash we received, net of the basis of our investment in Katapult.

Loss on extinguishment of debt of $40.2 million for the nine months ended September 30, 2021 was due to the redemption of the 8.25% Senior Secured Notes due 2025.

Canada Direct Lending and Canada POS Lending Portfolio Performance

(in thousands, except percentages)	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
Gross loans receivable
Canada Direct Lending Revolving LOC	$ 366,509	$ 337,700	$ 319,307	$ 303,323	$ 265,507
Canada Direct Lending Installment loans	24,315	23,564	24,385	26,948	26,639
Total Canada Direct Lending gross loans receivable	$ 390,824	$ 361,264	$ 343,692	$ 330,271	$ 292,146

Total Canada POS Lending gross loans receivable	302,349	$ 221,453	$ 201,539	$ —	$ —

Lending Revenue:
Canada Direct Lending Revolving LOC	$ 40,239	$ 37,450	$ 34,368	$ 31,962	$ 28,280
Canada Direct Lending Installment loans	11,331	10,541	10,447	11,106	10,238
Total Canada Direct Lending - lending revenue	$ 51,570	$ 47,991	$ 44,815	$ 43,068	$ 38,518

Canada POS Lending - lending revenue	$ 10,646	$ 6,495	$ 1,383	$ —	$ —

Lending Provision:
Canada Direct Lending Revolving LOC	$ 11,375	$ 7,066	$ 7,909	$ 8,679	$ 9,751
Canada Direct Lending Installment loans	2,512	1,438	1,234	1,972	1,426
Total Canada Direct Lending - lending provision	$ 13,887	$ 8,504	$ 9,143	$ 10,651	$ 11,177

Canada POS Lending - lending provision	$ 8,285	$ 2,986	$ 855	$ —	$ —

Lending Net Revenue
Canada Direct Lending Revolving LOC	$ 28,864	$ 30,384	$ 26,459	$ 23,283	$ 18,529
Canada Direct Lending Installment loans	8,819	9,103	9,213	9,134	8,812
Total Canada Direct Lending - lending net revenue	$ 37,683	$ 39,487	$ 35,672	$ 32,417	$ 27,341

Canada POS Lending - lending net revenue	$ 2,361	$ 3,509	$ 528	$ —	$ —

NCOs
Canada Direct Lending Revolving LOC	$ 9,887	$ 10,838	$ 11,097	$ 8,907	$ 7,568
Canada Direct Lending Installment loans	2,444	1,513	1,669	2,060	1,289
Total Canada Direct Lending NCOs	$ 12,331	$ 12,351	$ 12,766	$ 10,967	$ 8,857

Canada POS Lending NCOs (1)	$ 1,827	$ 1,509	$ 213	$ —	$ —

NCO rate (2)
Canada Direct Lending Revolving LOC	2.8%	3.3%	3.6%	3.1%	3.0%
Canada Direct Lending Installment loans	10.2%	6.3%	6.5%	7.7%	5.0%
Total Canada Direct Lending NCO rate	3.3%	3.5%	3.8%	3.5%	3.2%

Canada POS Lending NCO rate	0.7%	0.7%	NM (3)	—%	—%

ALL (4)
Canada Direct Lending Revolving LOC	$ 27,429	$ 26,602	$ 29,916	$ 32,773	$ 31,316
Canada Direct Lending Installment loans	1,790	1,767	1,819	2,233	2,204
Total Canada Direct Lending ALL	$ 29,219	$ 28,369	$ 31,735	$ 35,006	$ 33,520

(in thousands, except percentages)	Q3 2021	Q2 2021	Q1 2021	Q4 2020	Q3 2020
Canada POS Lending ALL (5)	$ 11,353	$ 4,577	$ 519	$ —	$ —

ALL rate (6)
Canada Direct Lending Revolving LOC	7.5%	7.9%	9.4%	10.8%	11.8%
Canada Direct Lending Installment loans	7.4%	7.5%	7.5%	8.3%	8.3%
Total Canada Direct Lending ALL rate	7.5%	7.9%	9.2%	10.6%	11.5%

Canada POS Lending ALL rate	3.8%	2.1%	0.3%	—%	—%

Past-due rate (6)
Canada Direct Lending Revolving LOC	6.8%	5.8%	6.4%	6.8%	6.0%
Canada Direct Lending Installment loans	2.0%	2.3%	2.1%	2.1%	2.9%
Total Canada Direct Lending past-due rate	6.5%	5.5%	6.1%	6.4%	5.7%

Canada POS Lending past-due rate	4.8%	5.4%	5.7%	—%	—%

(1) For the second and third quarters of 2021, NCOs presented above include $2.4 million and $0.6 million, respectively, of NCO's related to the fair value discount, which are excluded from provision.
(2) We calculate NCO rate as total NCOs divided by Average gross loans receivables.
(3) Not material or not meaningful.
(4) We report ALL as a contra-asset reducing gross loans receivable on the Condensed Consolidated Balance Sheets.
(5) Loans originated pre-acquisition have been adjusted to fair value at the acquisition date and included estimates of future losses. The ALL represents estimated incurred losses for loans originated after acquisition plus incurred losses for acquired loans in excess of the remaining fair value discount.
(6) We calculate ALL rate and past-due rate as the respective totals divided by gross loans receivable at each respective quarter end.

Canada Direct Lending Net Revenue

Canada Direct Lending revenue increased year over year by $17.0 million, or 34.7%, ($13.4 million, or 27.3%, on a constant currency basis), for the three months ended September 30, 2021, due to the growth of Revolving LOC loans in Canada. Sequentially, Canada Direct Lending revenue increased $4.3 million, or 7.0%.

The provision for losses increased $2.7 million, or 24.3%, ($2.0 million, or 17.4%, on a constant currency basis), to $14.0 million for the three months ended September 30, 2021, compared to $11.3 million in the prior-year period. The increase in provision for loan losses was primarily due to higher past-due rates, which increased from 5.7% to 6.5% year over year. NCO rates remained consistent year over year and improved from 3.5% to 3.3% sequentially. As of September 30, 2021, allowance coverage decreased sequentially by approximately 40 bps, or 4.8%.

Canada Direct Lending Revolving LOC loan performance

Canada Direct Lending Revolving LOC gross loans receivable increased $101.0 million, or 38.0%, ($83.3 million, or 31.4%, on a constant-currency basis) year over year and $28.8 million, or 8.5% ($37.8 million, or 11.2%, on a constant currency basis) sequentially. Revolving LOC revenue increased $12.0 million, or 42.3%, year over year and $2.8 million, or 7.4%, sequentially ($9.7 million, or 34.5%, and $3.8 million, or 10.2%, respectively, on a constant currency basis). The allowance coverage decreased year over year from 11.8% to 7.5% as of September 30, 2021 primarily due to favorable trends in NCOs and lower TDRs as a percentage of total gross loans receivable. The quarterly NCO rate improved by 25 bps, or 7.7%, year-over-year and 50 bps, or 14.9%, sequentially.

Canada Direct Lending Installment loan performance

Canada Direct Lending Installment revenue increased $1.1 million, or 10.7%, ($0.5 million, or 4.6%, on a constant currency basis) year over year. Installment gross loans receivable decreased $2.3 million, or 8.7% ($3.5 million, or 13.1%, on a constant currency basis) year over year. The year-over-year decrease in Installment loans was due to a continued shift to Revolving LOC loans, as well as COVID-19 related constraints on demand, particularly as related to store-originated Installment loans. The Installment allowance coverage decreased year over year from 8.3% to 7.4% as a result of lower TDRs as a percentage of total gross loans receivable and favorable trends in past-due balances. The year-over-year past-due rate for Installment loans improved by 90 bps, or 31.1%. Sequentially, Installment gross loans receivable increased $0.8 million, or 3.2%, ($1.3 million, or 5.7%, on a constant currency basis) and related revenue increased $0.8 million, or 7.5% ($1.1 million, or 10.2%, on a constant currency basis).

Canada POS Lending Revolving LOC loan performance

Canada POS Lending Revolving LOC gross loans receivable as of September 30, 2021 was $302.3 million, including a discount of $5.6 million related to purchase accounting adjustments ($307.9 million prior to purchase accounting adjustments). For the three months ended September 30, 2021, Canada POS Lending revenue was $11.4 million, net of a $1.8 million reduction from acquisition-related adjustments for the period. For a full discussion of the purchase accounting and acquisition-related adjustments, refer to "Consolidated Revenue by Product and Segment" above. Revolving LOC gross loans receivable generally charge-off at 180 days past due. NCOs were $1.8 million for the three months ended September 30, 2021. The Canada POS Lending NCO and past-due rates for the quarter were 0.7% and 4.8%, respectively.

Originations for the three months ended September 30, 2021 were $199.8 million in Canadian dollars ("C$"), an increase of C$126.9 million, or 173.8%, from the prior-year period of C$73.0 million. Sequentially, Canada POS Revolving LOC gross loans receivable increased $80.9 million, or 36.5%.

Canada Direct Lending Results of Operations

	Three Months Ended September 30,				Nine Months Ended September 30,
(dollars in thousands, unaudited)	2021	2020	Change $	Change %	2021	2020	Change $	Change %
Revenue	$ 66,190	$ 49,155	$ 17,035	34.7%	$ 186,510	$ 153,382	$ 33,128	21.6%
Provision for losses	14,003	11,265	2,738	24.3%	31,793	47,923	(16,130)	(33.7)%
Net revenue	52,187	37,890	14,297	37.7%	154,717	105,459	49,258	46.7%
Advertising	1,139	1,020	119	11.7%	2,821	2,775	46	1.7%
Non-advertising costs of providing services	18,860	16,684	2,176	13.0%	55,625	50,700	4,925	9.7%
Total cost of providing services	19,999	17,704	2,295	13.0%	58,446	53,475	4,971	9.3%
Gross margin	32,188	20,186	12,002	59.5%	96,271	51,984	44,287	85.2%
Corporate, district and other expenses	6,004	5,155	849	16.5%	17,644	17,462	182	1.0%
Interest expense	2,440	2,276	164	7.2%	7,293	6,952	341	4.9%
Total operating expense	8,444	7,431	1,013	13.6%	24,937	24,414	523	2.1%
Segment operating income	23,744	12,755	10,989	86.2%	71,334	27,570	43,764	#
Interest expense	2,440	2,276	164	7.2%	7,293	6,952	341	4.9%
Depreciation and amortization	1,124	1,130	(6)	(0.5)%	3,394	3,398	(4)	(0.1)%
EBITDA (1)	27,308	16,161	11,147	69.0%	82,021	37,920	44,101	#
Canada GST adjustment	—	—	—		—	2,160	(2,160)
Other adjustments	94	143	(49)		242	580	(338)
Adjusted EBITDA (1)	$ 27,402	$ 16,304	$ 11,098	68.1%	$ 82,263	$ 40,660	$ 41,603	102.3%
# - Variance greater than 100% or not meaningful.
(1) These are non-GAAP metrics. For a description of each non-GAAP addback, see the applicable reconciliations contained under "Results of Consolidated Operations." For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."

Canada Direct Lending Segment Results - For the Three Months Ended September 30, 2021 and 2020

For a discussion of revenue, provision for losses and related gross combined loans receivables for the three months ended September 30, 2021 and 2020, see "Canada Direct Lending and Canada POS Lending Portfolio Performance" above.
Canada Direct Lending cost of providing services were $20.0 million for the three months ended September 30, 2021, an increase of $2.3 million, or 13.0%, ($1.2 million, or 6.8%, on a constant currency basis), compared to the prior year, primarily due to higher store operating costs, because the prior year was impacted by COVID-19 shutdowns.

Canada Direct Lending operating expenses increased to $8.4 million for the three months ended September 30, 2021 compared to $7.4 million for the three months ended September 30, 2020.

Canada Direct Lending Segment Results - For the Nine Months Ended September 30, 2021 and 2020

Canada Direct Lending revenue increased $33.1 million, or 21.6%, ($19.1 million, or 12.5%, on a constant currency basis), to $186.5 million for the nine months ended September 30, 2021, from $153.4 million in the prior year, primarily due to higher consumer demand as COVID-19 Impacts lessened. Canada Direct Lending Revolving LOC gross loans receivable grew $101.0 million, or 38.0%, year over year, contributing to related revenue growth of $29.0 million, or 34.9%, for the nine months ended September 30, 2021 compared to the prior-year period.

The provision for losses decreased $16.1 million, or 33.7%, ($18.4 million, or 38.5% on a constant currency basis), to $31.8 million for the nine months ended September 30, 2021, compared to $47.9 million in the prior-year period. The decrease in provision for loan losses was the result of lower NCOs and the related impact of changes in allowance coverage due to an increase in credit quality for Revolving LOC loans. Refer to "Canada Direct Lending and Canada POS Lending Portfolio Performance" above for additional details on quarterly loss and allowance rates.

Canada Direct Lending cost of providing services for the nine months ended September 30, 2021 was $58.4 million, an increase of $5.0 million, or 9.3%, ($0.6 million, or 1.1%, on a constant currency basis), compared to $53.5 million for the nine months ended September 30, 2020, primarily related to volume-driven variable costs, such as financial services fees and higher store operating costs for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020.

Canada Direct Lending operating expenses for the nine months ended September 30, 2021 were $24.9 million for the nine months ended September 30, 2021 compared to $24.4 million for the nine months ended September 30, 2020.

Canada POS Lending Results of Operations

	Three Months Ended September 30,	Nine Months Ended September 30,
(dollars in thousands, unaudited)	2021	2021
Revenue	$ 11,416	$ 20,054
Provision for losses	8,285	12,127
Net revenue	3,131	7,927
Advertising	261	476
Non-advertising costs of providing services	362	749
Total cost of providing services	623	1,225
Gross margin	2,508	6,702
Corporate, district and other expenses	15,683	28,177
Interest expense	3,884	8,314
Total operating expense	19,567	36,491
Segment operating loss	(17,059)	(29,789)
Interest expense	3,884	8,314
Depreciation and amortization	3,141	7,137
EBITDA (1)	(10,034)	(14,338)
Acquisition-related adjustments	4,292	9,787
Change in fair value of contingent consideration	3,825	3,825
Other adjustments	(17)	(34)
Adjusted EBITDA (1)	($ 1,934)	($ 760)
(1) These are non-GAAP metrics. For a description of each non-GAAP addback, see the applicable reconciliations contained under "Results of Consolidated Operations." For a description of each non-GAAP metric, see "Non-GAAP Financial Measures."

Canada POS Lending Segment Results - For the Three and Nine Months Ended September 30, 2021

For a discussion of revenue, provision for losses and related gross loans receivables, see the "Canada Direct Lending and Canada POS Lending Portfolio Performance," above for the three months ended September 30, 2021. Canada POS Lending segment revenue includes revenue from merchant discounts and ancillary products. MDR represents the discount merchant partners provide to help facilitate customer credit card purchases at merchant locations. The fee is recognized over the estimated average loan term of 12 months. Ancillary revenue includes administrative fees, annual fees, insurance product fees and other fees charged to customers.

For the nine months ended September 30, 2021, Canada POS Lending revenue was $20.1 million, and included a $5.8 million reduction as a result of acquisition-related adjustments. For a full discussion of acquisition-related adjustments, refer to "Consolidated Revenue by Product and Segment" earlier within this release.

Provision for losses for the nine months ended September 30, 2021 was $12.1 million. Refer to "Canada Direct Lending and Canada POS Lending Portfolio Performance," above for additional details on quarterly loss and allowance rates.

CURO GROUP HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2021 (unaudited)	December 31, 2020
ASSETS
Cash and cash equivalents	$ 205,785	$ 213,343
Restricted cash (includes restricted cash of consolidated VIEs of $42,214 and $31,994 as of September 30, 2021 and December 31, 2020, respectively)	66,168	54,765
Gross loans receivable (includes loans of consolidated VIEs of $700,834 and $360,431 as of September 30, 2021 and December 31, 2020, respectively)	882,356	553,722
Less: Allowance for loan losses (includes allowance for loan losses of consolidated VIEs of $51,642 and $54,129 as of September 30, 2021 and December 31, 2020, respectively)	(72,543)	(86,162)
Loans receivable, net	809,813	467,560
Income taxes receivable	23,806	32,062
Prepaid expenses and other (includes prepaid expenses and other of consolidated VIEs of $0 and $388 as of September 30, 2021 and December 31, 2020, respectively)	31,558	27,994
Property and equipment, net	48,001	59,749
Investments in Katapult	14,919	27,370
Right of use asset - operating leases	102,296	115,032
Deferred tax assets	7,850	—
Goodwill	175,973	136,091
Intangibles, net	96,524	40,425
Other assets	9,430	8,595
Total Assets	$ 1,592,123	$ 1,182,986
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable and accrued liabilities (includes accounts payable and accrued liabilities of consolidated VIEs of $6,840 and $34,055 as of September 30, 2021 and December 31, 2020, respectively)	$ 75,701	$ 49,624
Deferred revenue	15,243	5,394
Lease liability - operating leases	108,655	122,648
Contingent consideration related to acquisition	24,129	—
Accrued interest (includes accrued interest of consolidated VIEs of $1,418 and $1,147 as of September 30, 2021 and December 31, 2020, respectively)	11,106	20,123
Liability for losses on CSO lender-owned consumer loans	7,007	7,228
Debt (includes debt and issuance costs of consolidated VIEs of $407,214 and $9,749 as of September 30, 2021 and $147,427 and $7,766 as of December 31, 2020, respectively)	1,131,998	819,661
Other long-term liabilities	16,185	15,382
Deferred tax liabilities	4,616	11,021
Total Liabilities	$ 1,394,640	$ 1,051,081
Stockholders' Equity
Total Stockholders' Equity	$ 197,483	$ 131,905
Total Liabilities and Stockholders' Equity	$ 1,592,123	$ 1,182,986

Balance Sheet Changes - September 30, 2021 Compared to December 31, 2020
Cash and cash equivalents - Cash and cash equivalents decreased as compared to December 31, 2020 primarily due to our use of cash for the acquisition of Flexiti in the first quarter of 2021 and increased demand for loan products as COVID-19 Impacts lessened throughout 2021. The decrease was partially offset by (i) the issuance of the $750.0 million 7.50% Senior Secured Notes, which we used to fully redeem the $690.0 million 8.25% Senior Secured Notes, and (ii) a one-time cash inflow of $146.9 million from the merger of Katapult and FinServ.

Restricted cash - The increase in Restricted cash from December 31, 2020 was primarily due to our Non-Recourse U.S. SPV Facility and our new Non-Recourse Flexiti SPE Facility entered into as part of our acquisition of Flexiti in March 2021.

Gross loans receivable and Allowance for loan losses - The increase in Gross loans receivable from December 31, 2020 was primarily due to the acquisition of Flexiti, which accounted for $302.3 million of gross loans receivable as of September 30, 2021, and growth in the Canada Direct Lending Revolving LOC loans. The increase was partially offset by a decline in the U.S. Refer to "Consolidated Loans Receivable" and "Portfolio Performance Analysis" above for additional details.

Investment in Katapult - The change in Investment in Katapult from December 31, 2020 was due to the Katapult and FinServ merger, which closed on June 9, 2021, impacting our ownership in Katapult. As of September 30, 2021, we maintain a 19.3% fully diluted ownership in Katapult, compared to 47.7% before the merger. Refer to the "Katapult Update for the Three and Nine Months Ended September 30, 2021 and 2020" for additional details.

Goodwill and Intangible Assets - The increases in Goodwill and Intangible assets from December 31, 2020 were due to our acquisition of Flexiti on March 10, 2021, which accounted for $39.9 million of goodwill and $52.0 million of intangible assets as of September 30, 2021.

Accounts payable and accrued liabilities – The increase in Accounts payable and accrued liabilities from December 31, 2020 is primarily due to the acquisition of Flexiti in the first quarter of 2021 and an increase in timing and extent of variable compensation, as previously discussed.

Contingent Consideration related to acquisition - The acquisition of Flexiti on March 10, 2021 included an up-front purchase price as well as a cash earn-out of up to approximately $32.8 million. The cash earn-out is recorded at fair value based on discounted expected cash flows and remeasured periodically. The fair value of the contingent consideration increased from $20.4 million as of June 30, 2021 to $24.1 million as of September 30, 2021.

Debt and Accrued interest - The increase in Debt from December 31, 2020 is primarily due to our new $750.0 million 7.50% Senior Secured Notes due 2028, which we closed on July 30, 2021 and our Non-Recourse Flexiti SPE Facility entered into as part of our acquisition in March 2021, net of our early redemption of $690.0 million 8.25% Senior Secured Notes due 2025. The change in Accrued interest is due to the timing of interest payments on our 8.25% Senior Secured Notes and our new 7.50% Senior Secured Notes, which are payable semiannual, in arrears, on February 1 and August 1.

Debt Capitalization Summary
(in thousands, net of deferred financing costs)

	Capacity	Interest Rate	Maturity	Counterparties	Balance as of September 30, 2021 (in USD)
Non-Recourse Canada SPV Facility (1)	C$175.0 million	3-Mo CDOR + 6.75%	September 2, 2023	Waterfall Asset Management	$ 96,821
Senior Secured Revolving Credit Facility	$50.0 million	1-Mo LIBOR + 5.00%	June 30, 2022	BayCoast Bank; Stride Bank; Hancock-Whitney Bank; Metropolitan Commercial Bank	—
Non-Recourse U.S. SPV Facility	$200.0 million	1-Mo LIBOR + 6.25%	April 8, 2024	Atalaya Capital Management, MetaBank	44,940
Non-Recourse Flexiti SPE Facility (1)	C$500.0 million	3-Mo CDOR + 4.40%	March 10, 2024	Credit Suisse (Class A); SPF (Class B)	255,704
Cash Money Revolving Credit Facility (1)	C$10.0 million	Canada Prime Rate +1.95%	On-demand	Royal Bank of Canada	—
7.50% Senior Secured Notes (due 2028) (2)	$750.0 million	7.50%	August 1, 2028		734,533
(1) Capacity amounts are denominated in Canadian dollars, while outstanding balances as of September 30, 2021 are denominated in U.S. dollars.
(2) On July 30, 2021, we closed our $750 million aggregate principal amount of new 7.50% Senior Secured Notes, which was used to redeem our $690.0 million 8.25% Senior Secured Notes due 2025.

Non-GAAP Financial Measures

In addition to the financial information prepared in conformity with U.S. GAAP, we provide certain “non-GAAP financial measures,” including:
•Adjusted Net Income and Adjusted Earnings Per Share, or the Adjusted Earnings Measures (net income from continuing operations plus or minus certain legal and other costs, income or loss from equity method investment, goodwill and intangible asset impairments, transaction-related costs, restructuring costs, loss on extinguishment of debt, adjustments related to acquisition accounting, share-based compensation, intangible asset amortization, certain tax adjustments and impacts from tax law changes and cumulative tax effect of applicable adjustments, on a total and per share basis);
•EBITDA (earnings before interest, income taxes, depreciation and amortization);
•Adjusted EBITDA (EBITDA plus or minus certain non-cash and other adjusting items);
•Adjusted effective income tax rate (effective tax rate plus or minus certain non-cash and other adjusting items); and

•Gross Combined Loans Receivable (includes loans originated by third-party lenders through CSO programs which are not included in the Consolidated Financial Statements).

We believe that presentation of non-GAAP financial information is meaningful and useful in understanding the activities and business metrics of the Company's operations. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with the Company's U.S. GAAP results, provide a more complete understanding of factors and trends affecting the business.
We believe that investors regularly rely on non-GAAP financial measures, such as Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA, to assess operating performance and that such measures may highlight trends in the business that may not otherwise be apparent when relying on financial measures calculated in accordance with U.S. GAAP. In addition, we believe that the adjustments shown above are useful to investors in order to allow them to compare our financial results during the periods shown without the effect of each of these income or expense items. In addition, we believe that Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of public companies in our industry, many of which present Adjusted Net Income, Adjusted Earnings per Share, EBITDA and/or Adjusted EBITDA when reporting their results.

In addition to reporting loans receivable information in accordance with U.S. GAAP, we provide Gross Combined Loans Receivable consisting of owned loans receivable plus loans originated by third-party lenders through the CSO programs, which we guarantee but do not include in the Condensed Consolidated Financial Statements. Management believes this analysis provides investors with important information needed to evaluate overall lending performance.

We provide non-GAAP financial information for informational purposes and to enhance understanding of the U.S. GAAP Consolidated Financial Statements. Adjusted Net Income, Adjusted Earnings per Share, EBITDA, Adjusted EBITDA and Gross Combined Loans Receivable should not be considered as alternatives to income from continuing operations, segment operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities or any other liquidity measure derived in accordance with U.S. GAAP. Readers should consider the information in addition to, but not instead of or superior to, the financial statements prepared in accordance with U.S. GAAP. This non-GAAP financial information may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
Description and Reconciliations of Non-GAAP Financial Measures
Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA Measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our income or cash flows as reported under U.S. GAAP. Some of these limitations are:
•they do not include cash expenditures or future requirements for capital expenditures or contractual commitments;
•they do not include changes in, or cash requirements for, working capital needs;
•they do not include the interest expense, or the cash requirements necessary to service interest or principal payments on debt;
•depreciation and amortization are non-cash expense items reported in the statements of cash flows; and
•other companies in our industry may calculate these measures differently, limiting their usefulness as comparative measures.

We calculate Adjusted Earnings per Share utilizing diluted shares outstanding at year-end. If the Company records a loss from continuing operations under U.S. GAAP, shares outstanding utilized to calculate Diluted Earnings per Share from continuing operations are equivalent to basic shares outstanding. Shares outstanding utilized to calculate Adjusted Earnings per Share from continuing operations reflect the number of diluted shares the Company would have reported if reporting net income from continuing operations under U.S. GAAP.

As noted above, Gross Combined Loans Receivable includes loans originated by third-party lenders through CSO programs which are not included in the consolidated financial statements but from which we earn revenue and for which we provide a guarantee to the lender. Management believes this analysis provides investors with important information needed to evaluate overall lending performance.

We believe Adjusted Net Income, Adjusted Earnings per Share, EBITDA and Adjusted EBITDA are used by investors to analyze operating performance and to evaluate our ability to incur and service debt and the capacity for making capital expenditures. Adjusted EBITDA is also useful to investors to help assess our estimated enterprise value. The computation of Adjusted EBITDA as presented in this release may differ from the computation of similarly titled measures provided by other companies.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements include projections, estimates and assumptions about revenue and growth trends and our ability to create value, the continuing impacts of COVID-19, the run-off of Verge loan balances; and our belief in the usefulness of the various non-GAAP financial measures used in this release. In addition, words such as “guidance,” “estimate,” “anticipate,” “believe,” “forecast,” “step,” “plan,” “predict,” “focused,” “project,” “is likely,” “expect,” “intend,” “should,” “will,” “confident,” variations of such words and similar expressions are intended to identify forward-looking statements. Our ability to achieve these forward-looking statements is based on certain assumptions, judgments and other factors, both within and outside of our control, that could cause actual results to differ materially from those in the forward-looking statements, including: errors in our internal forecasts or those of companies in which we invest; the effects of competition on the Company’s business or on those companies in which we invest; our ability to attract and retain customers; market, financial, political and legal conditions; actions of regulators and the negative impact of those actions on our business; the continuing impact of COVID-19 pandemic or any other similar wide-spread event on the Company’s business and the global economy; our dependence on third-party lenders to provide the cash we need to fund our loans and our ability to affordably access third-party financing; our level of indebtedness; our ability to integrate acquired businesses; our ability to protect our proprietary technology and analytics and keep up with that of our competitors; disruption of our information technology systems that adversely affect our business operations; ineffective pricing of the credit risk of our prospective or existing customers; inaccurate information supplied by customers or third parties that could lead to errors in judging customers’ qualifications to receive loans; improper disclosure of customer personal data; failure of third parties who provide products, services or support to us; any failure of third-party lenders upon whom we rely to conduct business in certain states; disruption to our relationships with banks and other third-party electronic payment solutions providers as well as other factors discussed in our filings with the Securities and Exchange Commission. These projections, estimates and assumptions may prove to be inaccurate in the future. These forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There may be additional risks that CURO presently does not know or that it currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual future results. We undertake no obligation to update, amend or clarify any forward-looking statement for any reason.

All product names, logos, brands, trademarks and registered trademarks are property of their respective owners.

About CURO
CURO Group Holdings Corp. (NYSE: CURO) serves the evolving needs of the financial consumer. In 1997, the Company was founded in Riverside, California by three Wichita, Kansas childhood friends to meet the growing consumer need for short-term loans. Their success led to opening stores across the United States, later expanding to offer online loans and financial services in the United States and Canada and now broadening into a full-spectrum consumer lender through the point-of-sale / buy-now-pay-later channel. CURO combines its market expertise with a fully integrated technology platforms, an omni-channel approach and advanced credit decisioning to provide an array of credit products across all mediums. CURO operates under a number of brands including Speedy Cash®, Rapid Cash®, Cash Money®, LendDirect®, Flexiti®, Avío Credit®, Opt+® and Revolve Finance®. With over 20 years of operating experience, CURO provides financial freedom to non-prime consumers.
Conference Call
CURO will host a conference call to discuss these results at 8:15 a.m. Eastern Time on Tuesday, November 2, 2021. The live webcast of the call can be accessed at the CURO Investor Relations website at http://ir.curo.com/.
You may access the call at 1-833-953-2430 (1-412-317-5759 for international callers). Please ask to join the CURO Group Holdings call. A replay of the conference call will be available until November 9, 2021, at 8:15 a.m. Eastern Time. An archived version of the webcast will be available on the CURO Investors website for 90 days. You may access the conference call replay at 1-877-344-7529 (1-412-317-0088 for international callers). The replay access code is 10161496.
Final Results
The financial results presented and discussed herein are on a preliminary and unaudited basis; final unaudited data will be included in the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2021.
Investor Relations:
Roger Dean
Executive Vice President and Chief Financial Officer
Phone: 844-200-0342
Email: IR@curo.com

Or

Financial Profiles, Inc.
Curo@finprofiles.com

(CURO-NWS)